Exhibit 10.5
Non-Employee Director Compensation Program
In anticipation of the initial public offering of the shares of Class A common stock of Freshworks Inc. (referred to collectively herein as the “Company”, “our”, and “we”, and such initial public offering, the “offering”) and the increased responsibilities of the members of our board of directors (the “directors”) as directors of a public company, our board of directors has adopted a non-employee director compensation program, to become effective on the first day of the first full quarter following the effective date of the registration statement filed on Form S-1 by the Company with the Securities and Exchange Commission on August 27, 2021, pursuant to which each of our directors who is not an employee or consultant of our Company (each, an “eligible director”) will be eligible to receive compensation for service on our board of directors and committees of our board of directors.
Each eligible director will receive an annual cash retainer of $34,500 for serving on our board of directors, and the lead independent director of the board of directors will receive an additional annual cash retainer of $16,500 for his or her service. The chair of the audit committee of our board of directors (the “audit committee”) will be entitled to an additional annual cash retainer of $20,000, the chair of the compensation committee of our board of directors (the “compensation committee”) will be entitled to an additional annual cash retainer of $15,000 and the chair of the nominating and corporate governance committee of our board of directors (the “nominating and corporate governance committee”) will be entitled to an additional annual cash retainer of $8,000. The members of the audit committee will be entitled to an additional annual cash retainer of $10,000, the members of the compensation committee will be entitled to an additional annual cash retainer of $7,500 and the members of the nominating and corporate governance committee will be entitled to an additional annual cash retainer of $4,000; however, in each case such cash retainer is payable only to members who are not the chair of such committee. All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter in which the service occurred.
Each new eligible director who joins our board of directors after this offering will be granted restricted stock units with an aggregate grant date fair value of $335,000 under our 2021 Equity Incentive Plan (the “2021 Plan”). The restricted stock units will be granted on the next established grant date following the date the new eligible director joins our board of directors and will vest annually over a three-year period, subject to continued service as a director through each such vesting date.
On the next established grant date after each annual meeting of our stockholders, each eligible director who continues to serve as a director of our Company following the annual stockholder meeting will be granted restricted stock units with an aggregate grant date fair value of $195,000 under our 2021 Plan. The shares shall vest in full on the earlier of the first anniversary of the grant date or the date of the next annual stockholder meeting, subject to continued service as a director through such vesting date.
In addition, we will reimburse eligible directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board of directors and committee meetings.